Prospectus Supplement No. 8
Filed Pursuant to Rule 424(b)(3)
File No. 333-131148

Prospectus Supplement No. 8

(to Final Prospectus dated June 14, 2006)

This Prospectus Supplement No. 8 supplements and amends the Final Prospectus dated June 14, 2006, as supplemented and amended by Supplement No. 1 thereto dated July 20, 2006, Supplement No. 2 thereto dated August 2, 2006, Supplement No. 3 thereto dated August 9, 2006, Supplement No. 4 thereto dated August 30, 2006, Supplement No. 5 thereto dated September 13, 2006, Supplement No. 6 thereto dated October 10, 2006, and Supplement No. 7 thereto dated October 16, 2006 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 975,911 shares of our common stock by certain selling shareholders.

On October 25, 2006, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to the adoption of revised cash and equity-based compensatory arrangements for non-employee directors.

This Prospectus Supplement No. 8 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 8 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MCVI.”  On October 24, 2006, the closing price of a share on the OTC Bulletin Board was $4.00.

Investing in our common stock involves a high degree of risk.  See “Risk Factors”
beginning on page 5 of the Final Prospectus dated June 14, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 8 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 8 is October 25, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 19, 2006

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Non-Employee Director Compensation

On October 19, 2006, the Board of Directors of MedicalCV, Inc. (the “Company”) adopted revised cash and equity-based compensatory arrangements for non-employee directors in the form of a Non-Employee Director Compensation Policy, which appears as Exhibit 10.1 hereto and is incorporated by reference in response to this Item 1.01.  Under such policy, effective November 1, 2006, compensation for service on the Board will be as follows:

Annual Cash Compensation

Board Member (other than Board Chair)	$10,000
Board Chair	$24,000
Audit Committee Member (other than Audit Committee Chair)	$1,500
Audit Committee Chair	$4,000
Compensation Committee Member (other than Compensation Committee Chair)	$1,000
Compensation Committee Chair	$1,500

Equity Compensation

Each non-employee director who is elected to the Board other than at an annual meeting of shareholders of the Company will automatically receive a ten-year option to purchase 5,000 shares of common stock.  Such option will (1) have a per share exercise price equal to the fair market value of one share of common stock on the date of grant, (2) become exercisable on the first anniversary of the date of grant, and (3) be granted pursuant to the terms and conditions of the Amended and Restated 2001 Equity Incentive Plan.  The date of grant shall be the date of election of such person to the Board.

The foregoing option awards are in addition to the awards automatically granted pursuant to Section 5(b) of the 2005 Director Stock Option Plan.  Under that plan, each year, as of the date of the annual meeting of shareholders of the Company, each non-employee director who has been elected or reelected or who is continuing as a member of the Board as of the adjournment of the annual meeting, automatically receives an option award in the amount of 5,000 shares.  In addition, each non-employee director who is elected to the Board other than at an annual meeting of shareholders of the Company automatically receives an initial option award.  The number of shares to be covered by such initial award shall equal the nearest whole number, rounded down, equal to (a) 5,000 shares multiplied by (b) the quotient obtained by dividing (1) the number of whole weeks between the date of such person’s election to the Board and the scheduled date of the next annual meeting of shareholders of the Company and (2) 52 weeks.  The date of such initial award shall be the date of election of such person to the Board.

As a result of the foregoing, depending upon the time of year at which he or she joins the Board, a non-employee director who is elected to the Board other than at an annual meeting of shareholders of the Company will receive initial option awards to purchase between 5,000 shares and 10,000 shares in the aggregate.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

See “Exhibit Index”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: October 25, 2006	By:	/s/ Eapen Chacko
Eapen Chacko
Vice President, Finance and Chief Financial Officer

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EXHIBIT INDEX

Exhibit
Number	Description

10.1	MedicalCV, Inc. Non-Employee Director Compensation Policy

4

EXHIBIT 10.1

MEDICALCV, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective November 1, 2006, compensation for service on the Board of Directors of MedicalCV, Inc. will be as follows:

Annual Cash Compensation

Board Member (other than Board Chair)	$10,000
Board Chair	$24,000
Audit Committee Member (other than Audit Committee Chair)	$1,500
Audit Committee Chair	$4,000
Compensation Committee Member (other than Compensation Committee Chair)	$1,000
Compensation Committee Chair	$1,500

Equity Compensation

Each non-employee director who is elected to the Board other than at an annual meeting of shareholders of the Company will automatically receive a ten-year option to purchase 5,000 shares of common stock.  Such option will (1) have a per share exercise price equal to the fair market value of one share of common stock on the date of grant, (2) become exercisable on the first anniversary of the date of grant, and (3) be granted pursuant to the terms and conditions of the Amended and Restated 2001 Equity Incentive Plan.  The date of grant shall be the date of election of such person to the Board.

The foregoing option awards are in addition to the awards automatically granted pursuant to Section 5(b) of the 2005 Director Stock Option Plan.  Under that plan, each year, as of the date of the annual meeting of shareholders of the Company, each non-employee director who has been elected or reelected or who is continuing as a member of the Board as of the adjournment of the annual meeting, automatically receives an option award in the amount of 5,000 shares.  In addition, each non-employee director who is elected to the Board other than at an annual meeting of shareholders of the Company automatically receives an initial option award.  The number of shares to be covered by such initial award shall equal the nearest whole number, rounded down, equal to (a) 5,000 shares multiplied by (b) the quotient obtained by dividing (1) the number of whole weeks between the date of such person’s election to the Board and the scheduled date of the next annual meeting of shareholders of the Company and (2) 52 weeks.  The date of such initial award shall be the date of election of such person to the Board.

As a result of the foregoing, depending upon the time of year at which he or she joins the Board, a non-employee director who is elected to the Board other than at an annual meeting of shareholders of the Company will receive initial option awards to purchase between 5,000 shares and 10,000 shares in the aggregate.